Exhibit (a)(1)

CERTIFICATE OF FORMATION

OF

EAGLE POINT Income COMPANY LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Eagle Point Income Company LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.  The name of the limited liability company’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 11th day of June, 2018.

/s/ Nauman S. Malik_____

Name: Nauman S. Malik

Title: Authorized Person